Exhibit 99.1

DOLLAR TREE, INC. REPORTS RECORD FIRST QUARTER RESULTS

•	Earnings per diluted share increased 13.6%, to $0.67

•	Consolidated Comparable-store sales increased 2.0%

•	Consolidated net sales increased 7.2%, to $2.00 billion

CHESAPEAKE, Va. - May 22, 2014 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended May 3, 2014 (“first quarter”). Consolidated net sales for the first quarter were a record $2.00 billion, a 7.2% increase compared to $1.87 billion reported for the quarter ended May 4, 2013 (“first quarter 2013”). Consolidated comparable store sales increased 2.0% on a constant currency basis. Adjusted for the impact of Canadian currency fluctuations, the comparable-store sales increase was 1.9%.

Earnings per diluted share for the first quarter were $0.67, a 13.6% increase compared to earnings per diluted share of $0.59 reported for the first quarter 2013.

"Our first quarter sales grew as the result of increases in both traffic and average ticket with our discretionary business growing slightly faster than consumables,” said CEO Bob Sasser. “Leading categories during the quarter included candy, check-out products, stationery and seasonal merchandise for Valentines and Easter.”

“Our stores are currently filled with a balanced mix of consumable products and exciting variety merchandise for Summer Fun. Inventory is clean and fresh and our associates are focused on providing a great shopping experience for every customer, at every store, every day.”

Cash and cash equivalents at quarter-end totaled $387.1 million, compared with $383.3 million at the end of the first quarter 2013. During the past four quarters, the Company has invested more than $1 billion for share repurchases, primarily through a $1 billion Accelerated Share Repurchase Program (ASR) entered into in September 2013. The Company received 1.9 million shares under the ASR in the first quarter 2014. Subsequent to the end of the first quarter, on May 15, 2014, the Company received an additional 1.2 million shares, completing the ASR. Altogether, the Company received a total of 18.1 million shares under the $1.0 billion Accelerated Share Repurchase Program. The Company has $1 billion remaining on its share repurchase authorization.

The Company continues to expand. During the first quarter, Dollar Tree opened 94 stores, closed 6 stores, and expanded or relocated 28 stores. Retail selling square footage increased 6.8% compared to a year ago, to 44.0 million square feet.

Guidance
The Company estimates sales for the second quarter of 2014 to be in the range of $1.97 billion to $2.02 billion, based on low-single digit positive comparable store sales. Diluted earnings per share are estimated to be in the range of $0.58 to $0.64.

Full year sales are now estimated to be in the range of $8.37 billion to $8.54 billion. This estimate is based on a range of low-single digit positive comparable store sales. Fiscal year 2014 diluted earnings per share are expected to be $2.94 to $3.12. These estimates assume no impact from potential additional share repurchase activity in 2014.

On Thursday, May 22, 2014, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT. The telephone number for the call is 888-713-4502. A recorded version of the call will be available until midnight Thursday, May 29, and may be accessed by dialing 888-203-1112, and the access code is 7197150. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, May 29.

Dollar Tree, a Fortune 500 Company, operated 5,080 stores in 48 states and 5 Canadian Provinces as of May 3, 2014, with total retail selling square footage of 44.0 million. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD‑LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second quarter and full year sales, second quarter and full year diluted earnings per share, and second quarter and full year comparable store sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 ‑ K filed March 14, 2014. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 3,	May 4,
	2014	2013

Net sales	$ 2,000.3	$ 1,865.8

Cost of sales	1,303.7	1,209.8

Gross profit	696.6	656.0
	34.8%	35.2%

Selling, general & administrative expenses	464.7	439.4
	23.2%	23.6%

Operating income	231.9	216.6
	11.6%	11.6%

Interest expense, net	8.1	0.6
Other expense, net	—	0.4

Income before income taxes	223.8	215.6
	11.2%	11.6%

Income tax expense	85.5	82.1
Income tax rate	38.2%	38.1%

Net income	$ 138.3	$ 133.5
	6.9%	7.2%

Net earnings per share:
Basic	$ 0.67	$ 0.60
Weighted average number of shares	206.8	224.2

Diluted	$ 0.67	$ 0.59
Weighted average number of shares	207.7	225.2

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	May 3,	February 1,	May 4,
	2014	2014	2013

Cash and cash equivalents	$ 387.1	$ 267.7	$ 383.3
Merchandise inventories, net	1,042.9	1,035.3	1,009.5
Current deferred tax assets, net	14.2	18.9	14.5
Other current assets	92.8	56.6	82.5
Total current assets	1,537.0	1,378.5	1,489.8

Property and equipment, net	1,115.5	1,094.0	1,018.2
Goodwill	169.6	169.3	172.9
Deferred tax assets, net	30.3	24.1	29.4
Other assets, net	105.6	106.0	101.5

Total assets	$ 2,958.0	$ 2,771.9	$ 2,811.8

Current portion of long-term debt	$—	$ 12.8	$ 14.3
Accounts payable	447.0	393.9	392.6
Other current liabilities	196.4	232.3	184.1
Income taxes payable	81.1	47.3	72.0
Total current liabilities	724.5	686.3	663.0

Long-term debt, excluding current portion	757.0	757.0	257.0
Income taxes payable, long-term	5.5	5.5	5.2
Other liabilities	153.2	152.4	146.9

Total liabilities	1,640.2	1,601.2	1,072.1

Shareholders' equity	1,317.8	1,170.7	1,739.7

Total liabilities and shareholders' equity	$ 2,958.0	$ 2,771.9	$ 2,811.8

STORE DATA:
Number of stores open at end of period	5,080	4,992	4,763
Total selling square footage (in millions)	44.0	43.2	41.2

The February 1, 2014 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	13 Weeks Ended
	May 3,	May 4,
	2014	2013

Cash flows from operating activities:
Net income	$ 138.3	$ 133.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	50.7	45.1
Other non-cash adjustments to net income	15.8	23.7
Changes in operating assets and liabilities	(6.6)	(73.0)
Total adjustments	59.9	(4.2)
Net cash provided by operating activities	198.2	129.3

Cash flows from investing activities:
Capital expenditures	(71.9)	(103.2)
Proceeds from sale of restricted investments	—	15.0
Proceeds from sale of fixed assets	0.3	—
Net cash used in investing activities	(71.6)	(88.2)

Cash flows from financing activities:
Payments for share repurchases	—	(68.4)
Payments on long-term debt	(12.8)	—
Proceeds from stock issued pursuant to stock-based
compensation plans	1.9	2.0
Tax benefit of exercises/vesting of stock-based compensation	3.4	9.0
Net cash used in financing activities	(7.5)	(57.4)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.3)
Net increase (decrease) in cash and cash equivalents	119.4	(16.6)
Cash and cash equivalents at beginning of period	267.7	399.9
Cash and cash equivalents at end of period	$ 387.1	$ 383.3